         As filed with the Securities and Exchange Commission on January 17,1997
                                                      Registration No. 333-16287
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                             ----------------------

                      INTEGRATED PROCESS EQUIPMENT CORP.
            (Exact name of Registrant as specified in its charter)

                             ----------------------

            DELAWARE                                       77-0296222
   (State or other jurisdiction                        (I.R.S. Employer
 of incorporation or organization)                  Identification Number)

                                911 BERN COURT
                          SAN JOSE, CALIFORNIA 95122
                                (408) 436-2170
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             ----------------------

                               SANJEEV R. CHITRE
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER
                      INTEGRATED PROCESS EQUIPMENT CORP.
                  911 BERN COURT, SAN JOSE, CALIFORNIA  95122
                                (408) 436-2170
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                  Copies to:
                            FRANCIS S. CURRIE, ESQ.
                              NEIL J. WOLFF, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                 650 PAGE MILL ROAD, PALO ALTO, CA 94304-1050
                                (415) 493-9300

                             ----------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]____________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING           AMOUNT OF
        TO BE REGISTERED                REGISTERED(1)       PER SHARE(1)           PRICE(1)             REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock.........................   150,000 shares        $10.375            $1,556,250.00              $472.00
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 11, 1996.

                             ----------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

-------------------------------------------------------------------------------
                                  PROSPECTUS
-------------------------------------------------------------------------------
                                150,000 SHARES

                      INTEGRATED PROCESS EQUIPMENT CORP.

                                 COMMON STOCK

                                 ------------

Some or all of the shares of common stock offered hereby (the "Shares") may be sold or distributed from time to time by Intel Corporation (the "Selling Stockholder" or "Intel") through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve block transactions) on Nasdaq, privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the expenses incident to their registration other than underwriters' discounts, commissions or stock transfer taxes relating to the Shares. The Selling Stockholder and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholder and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

The common stock (the "Common Stock") of Integrated Process Equipment Corp. (the "Company" or "IPEC") is quoted on The Nasdaq National Market ("Nasdaq") under the symbol "IPEC." The Shares will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On November 15, 1996, the closing price of the Common Stock on Nasdaq was $12.875.





The Shares were issued by the Company upon the Selling Stockholder's exercise of warrants. See "Selling Stockholder" and "Plan of Distribution."

                                 ------------


     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" LOCATED ON PAGE 4 OF THIS PROSPECTUS.

                                 ------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is              , 1997.
                                             -------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This prospectus (the "Prospectus") does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract is filed as an exhibit to the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street. N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is quoted for trading on The Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1996, as amended by Form 10-K/A-1 filed with the Commission on January 17, 1997.

     (b) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 1996, as amended by Form 10-Q/A-1 filed with the Commission on January 17, 1997.

     (c) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated by reference in this Prospectus (not including exhibits to information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon written request to Investor Relations, Integrated Process Equipment Corp., 4717 East Hilton Ave., Phoenix, Arizona 85034, or by telephone at (602) 517-7200.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     IPEC is a Delaware corporation organized in December 1991 and is the successor by merger to a California corporation of the same name that was incorporated in October 1989. The Company is primarily engaged in designing, manufacturing, marketing and servicing equipment for the semiconductor manufacturing industry.

     IPEC Planar, the Company's chemical mechanical planarization ("CMP") division, consists of the Company's IPEC Planar Phoenix operation (formerly named Westech Systems, Inc. or "Westech") and the IPEC Planar Portland operation (formerly named GAARD Automation Inc. or "GAARD"). IPEC Clean consists of the former Athens Corp. ("Athens") operation and produces on site wet ultra high purity chemical reprocessing systems, chemical distribution systems and cleaning systems that can be marketed as stand alone products or clustered with IPEC Planar's CMP systems. IPEC Precision consists of the Precision Materials Operation acquired from Hughes Danbury Optical Systems, Inc. ("HDOS") and is engaged in manufacturing of advanced plasma assisted chemical etching equipment and metrology equipment for use primarily in manufacturing of silicon wafers and semiconductor devices. The Company's principal executive office is located at 911 Bern Court, San Jose, California 95122, and its telephone number is
(408)436-2170.



                  SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference into this Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are subject to the "safe harbor" created by that section. These forward-looking statements include, but are not limited to, statements concerning the size of the CMP polisher market; product introduction and development; consolidation of subsidiary operating functions; industry acceptance of products; dependence on major customers; competition; relocation of operations; strategy; future revenue; operating margins, expenses and income; dividend and tax rates; and access to equity or debt financing. Forward-looking statements not specifically set forth above may also be found in these and other sections of this Prospectus. The Company's actual future results could differ materially from those projected in the forward-looking statements. Some factors which could cause future actual results to differ materially from the Company's recent results or those projected in the forward-looking statements are described in "Risk Factors."


                                 RISK FACTORS

     An investment in the Shares involves a high degree of risk. In addition to the other information contained and incorporated by reference in this Prospectus, prospective investors should carefully consider the following factors before purchasing the Shares.

     History of Losses. Prior to the Company's acquisition of Westech in fiscal 1994, the Company did not have significant revenue. The Company had a net loss in fiscal 1994 and fiscal 1996 of $8.9 million and $10.7 million, respectively. The Company had a $3.4 million net loss in the first quarter of fiscal 1997. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will be profitable in fiscal 1997 or on a quarterly basis.

     Operating Results Subject to Quarterly Fluctuations for Varied Reasons.
The Company's operating results are subject to quarterly fluctuations due to a variety of factors, including industry-wide changes in the demand for semiconductors or for semiconductor production equipment; the timing of significant shipments and delays or cancellations or postponement of orders; acceptance of the Company's products; the gain or loss of significant customers; competitive pressures; availability and costs of components from the Company's suppliers; the timing of product announcements and introductions by the Company, its customers or its competitors; the timing and structure of acquisitions and dispositions or spin-offs; changes in the mix of products sold; the level of international sales, which have lower margins than domestic sales; delayed or canceled construction of wafer fabrication facilities by customers; research and development expenses associated with new product introductions; market acceptance of new or enhanced versions of the Company's and its customers' products; reductions in personnel and the sufficiency of capital resources to support operations at current levels. The Company cannot assure that it will be able to anticipate or respond timely to changes in any of the factors listed above.

     The Company has experienced adverse effects from some of these factors in the past and may experience them in the future. For example, the Company's results in fiscal 1994 were adversely impacted by an engineering redesign of its 372M CMP product. In the second quarters of fiscal 1995 and 1996, the Company had losses due to nonrecurring charges associated with the Athens, GAARD and HDOS acquisitions. The Company had a loss in the first quarter of fiscal 1997, primarily because IPEC Clean and IPEC Precision manufactured products and incurred operating expenses based on sales plans which were not achieved, and to a lesser degree due to increased cost of goods sold arising from warrants issued to a major customer as described below. While the Company has attempted to reduce its operating expenses, due to industry conditions, there can be no assurance that the Company will be profitable in any quarter of fiscal 1997.
The Company intends to move IPEC Clean's bulk chemical distribution and cleaning systems operations to Phoenix, Arizona during fiscal 1997 in an effort to improve gross margins in the long term. This move may adversely affect margins during the quarter in which the move occurs and in following quarters. If current industry conditions continue, the Company expects that revenue for fiscal 1997 will be below the $184.5 million of revenue recorded in fiscal 1996.

     Results of operations in any period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Company's Common Stock.

     The Timing of Significant Shipments, Delays or Cancellation or Postponement of Orders can Impact Quarterly Results. The Company derives most of its revenue from the sale of products in a price range from $100,000 to $1,300,000 per unit and the sale of a clustered system can be priced much higher. As a result, the timing of individual shipments can have a significant impact on the Company's results of operations for a particular period. The Company has previously experienced order and delivery delays and cancellations which caused the Company to miss its quarterly revenue and profit projections and there can be no assurance that the Company can avoid such order and delivery delays in the future. IPEC Clean does not have significant backlog, and bookings in any quarter may vary. Significant shipments by IPEC Precision are not expected before the fourth quarter of fiscal 1997. A significant portion of the Company's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Ongoing expenditures for product development and engineering make it difficult to reduce expenses in a particular quarter if the Company's sales goals for the quarter are not met.
Any inability to reduce spending quickly enough to mitigate any revenue shortfall would magnify the adverse impact of the revenue shortfall on the Company's results of operations.

     Fiscal 1997 Cost of Goods Sold Will Increase Due to Issuance of Warrants. The Company's fiscal 1997 operating results will also be affected by the Company's exercise of its right to cause a significant customer to accelerate planned orders and the issuance to the customer of additional warrants to purchase IPEC Common Stock. During the first quarter of fiscal 1997, the customer agreed to accelerate certain orders and the Company committed to issue during the first three quarters of fiscal 1997 warrants to purchase an aggregate minimum of 155,000 shares (of which warrants to purchase 60,000 shares have been issued) and an aggregate maximum of 250,000 shares of Common Stock, resulting in a $650,000 increase in cost of goods sold for the quarter. The number of warrant shares to be issued depends on the extent to which the Company accelerates shipments to the customer. The increase in cost of goods sold in any future quarter depends on the number of warrant shares issued in excess of 155,000 warrant shares based on the value of the Common Stock at the time the original agreement was signed. To the extent orders are accelerated during fiscal 1997, this may reduce shipments anticipated for fiscal 1998. There can be no assurance that the Company can obtain replacement orders for shipment in fiscal 1998.

      The Company Depends on Small Number of Major Customers. A small number of customers account for a significant percentage of the Company's sales volume and revenue. In fiscal 1995, Intel, IBM and Motorola represented 18%, 20% and 14%, respectively, of the Company's revenue. In fiscal 1996, Intel represented 29% of the Company's revenue. In the first quarter of fiscal 1997, Intel represented 48% of the Company's revenue. The Company anticipates that its revenue will continue to depend on major customers, although the companies considered major customers and the percentage of the Company's revenue represented by each major customer may vary from quarter to quarter. The loss of a major customer or any material reduction in orders by such customers, including reductions due to market or competitive conditions, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success depends in part upon its ability to obtain orders from new customers, as well as the financial condition of its customers and the general economy. Sales of certain of the Company's products generally depend on new facility construction projects and facility upgrades.

     The Company Depends on Sales of its Existing CMP Equipment and Products under Development. In fiscal 1996, the Company derived approximately 78% of its revenue from sales by IPEC Planar and approximately 20% of its revenue from sales by IPEC Clean. In the first quarter of fiscal 1997, sales by IPEC Planar were 92% of the Company's revenue. Semiconductor manufacturing equipment and processes are subject to rapid technological changes and product obsolescence. The Company's strategy depends in part on developing and introducing products which lower the semiconductor manufacturer's cost of ownership, which involves a number of factors, including product acquisition and operating expenses, throughput, reliability, footprint and wafer yields. The Company believes that its future success will depend in part upon its ability to develop and enhance its existing products and develop new products to meet such anticipated technological changes.

     The Company's future results are highly dependent on market acceptance of the Company's AvantGAARD 676, which is designed to be a high-throughput metal and oxide CMP tool, but is now qualified for only metal processing. While the Company has developed an oxide process for the AvantGAARD 676, this process is being qualified and has not yet been commercially adopted by any customer. The Company has also been developing its Avanti 672 to integrate CMP processing and water cleaning, and its Plasma Jet wafer etching tool. The Company is attempting to market product bays and, with other companies, to develop "performance optimized production systems" ("POPS"). Semiconductor equipment companies often experience delays in completing advanced products. The Company has experienced delays in developing new CMP tools and processes, cleaning and reprocessing products and the Plasma Jet tool and the Company cannot assure that any product in development will be completed as scheduled or that completed products will be commercially adopted.

     If any of the Company's products are not commercialized in a timely manner, the Company could be required to write off inventory and other assets related to the development project. To the extent products developed by the Company are based upon anticipated changes in semiconductor production technologies, sales for such products may be adversely affected if other technology becomes accepted in the industry.

     The Company May be Adversely Affected by Intensely Competitive Market in Which it Participates. The semiconductor equipment industry is an intensely competitive market. The Company believes that direct domestic and international competition in CMP polisher systems, clustered CMP polisher and cleaning systems, and chemical reprocessing systems is likely to increase substantially. The Company is aware of a number of companies currently marketing CMP systems that directly compete with the Company's systems. Competition is increasing significantly in the market for high throughput planarization systems. In addition, in December 1995, Applied Materials, Inc. announced a CMP system for oxide that has not yet been commercially accepted, but which would compete directly with the Company's CMP product offerings. The Company is aware that other capital equipment manufacturers not currently involved in the development of CMP systems may also attempt to enter and develop products for this market or to develop alternative technologies which may reduce the need for the Company's products. The Company is aware of several companies that market chemical reprocessing systems similar to those sold by the Company.

     The trend towards consolidation in the semiconductor equipment industry has made it increasingly important to have the financial resources necessary to compete effectively across a broad range of product offerings, to fund customer service and support on a world-wide basis and to invest in both product and process research and development. Certain current and potential competitors have substantially greater financial resources, name recognition and more extensive engineering, manufacturing, marketing and customer service and support capabilities than the Company. The Company expects its current competitors to continue to improve the design and performance of their existing products and processes, and to introduce new products and processes with improved price and performance characteristics. New product introductions or product announcements by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Moreover, increased competitive pressure could lead to intensified price based competition, which could have a materially adverse effect on the Company's business, financial condition and results of operations.

     The Company Is Subject to Risks Associated with International Sales. International sales accounted for approximately 24% and 34% of the Company's revenue in fiscal 1995 and 1996, respectively. International sales were approximately 37% of revenue in the first quarter of fiscal 1997. International sales carry lower gross margins than domestic sales. The Company expects that international sales will continue to account for a significant portion of its revenue in future periods. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations, managing distributors and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The export of the Company's products to certain countries is limited by law. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the United States or any other country.

     Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. While the Company's sales are currently denominated only in U.S. dollars, future international activity may result in foreign currency denominated sales. Gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's results of operations.

     The Company's Strategy Relies on Increased Penetration of the Asian Market. The Company believes that its future success will depend in part upon continued acceptance of its products by Asian semiconductor manufacturers. This market segment is large, represents a substantial percentage of the worldwide semiconductor manufacturing capacity, and is difficult for foreign companies to penetrate. Asian manufacturers may develop alternative techniques, or may enhance existing techniques such as spin-on glass and deposited glass, to achieve acceptable yields for DRAMs and other integrated circuits involving three or more metal layers and line widths at or below 0.5 micron. The Company currently sells its products in Asian countries through distributors. If the Company determines to develop a direct presence in these markets, particularly Japan, such decision would require the allocation of substantial management and financial resources, may adversely affect the Company's relationship with its current distributors, and would increase a number of risks related to international sales as described above.

     The Semiconductor Industry Is Cyclical, Causing Fluctuations in the Company's Results. The Company's business depends upon capital expenditures by manufacturers of semiconductor devices, primarily for the opening of new or expansion of existing fabrication facilities which, in turn, depends upon the current and anticipated market demand for semiconductor devices and products utilizing such devices. The semiconductor industry is highly cyclical and has experienced significant overall growth in recent years, which has resulted in growth in the semiconductor capital equipment industry. However, the semiconductor industry is currently experiencing a downturn, which could have a severe adverse effect on the industry's demand for semiconductor processing equipment. In certain instances, industry downturns have lasted for extended periods of time. There can be no assurance that past growth in the semiconductor and semiconductor capital equipment industries, or the resulting growth in the Company's business, can be sustained in the future or that the recent downturn in the market will not continue.

     The Company's planned operations assume that a significant portion of new orders will result from demand from semiconductor manufacturers building or expanding fabrication facilities for advanced multi-level semiconductor devices with design requirements of 0.5 micron and below, and there can be no assurance that such demand will exist.

     Acquisitions May Adversely Affect Operating Results. The Company's growth in annual revenues from fiscal 1994 through fiscal 1996 has resulted not only from expansion of its core CMP business, but also from acquisitions in fiscal 1994, 1995 and 1996. The Company's expansion through acquisitions has resulted in significantly higher operating expenses, particularly because the Company's strategy has been to initially operate each acquired business independently, resulting in separate marketing, customer support and administrative functions. The companies acquired had not operated profitably before their acquisition by IPEC. IPEC Clean's financial performance has declined in recent periods and IPEC Precision has not yet achieved significant revenue from shipments of production equipment.

     Future Acquisitions and Dispositions May Require Significant Resources and Adversely Affect Results. The Company's strategy is to obtain additional wafer fabrication technologies and may involve, in part, acquisitions of products, technologies or businesses from third parties. In addition, the Company may make additional acquisitions to obtain additional distribution capacity in specified geographic markets. An acquisition could absorb substantial cash resources, require the Company to incur or assume debt obligations, or involve the issuance of additional Common Stock which could dilute the Company's outstanding Common Stock. An acquisition which is accounted for as a purchase, like the acquisitions of Westech, Athens, GAARD or the Precision Materials Operation of HDOS, could involve significant one-time non-cash writeoffs, or could involve the amortization of goodwill over a number of years, which would adversely affect earnings in those years. An acquired entity may have unknown liabilities, and its business may not achieve the results anticipated at the time of the acquisition. The Company may dispose of or spin off portions of its businesses which the Company determines are not complementary to its strategy. Any acquisition, disposition or spin off would absorb significant management time and could adversely affect the Company's business, financial condition and results of operations.

     The Industry Has Not Broadly Accepted the Company's Products. The CMP process is in an early stage of implementation and has not yet been broadly adopted by semiconductor manufacturers for volume production. Most major semiconductor manufacturers are beginning to introduce the CMP process only for pilot line production of integrated circuits with three or more metal layers and line widths at or less than 0.5 micron. Only a limited number of semiconductor manufacturers are producing commercial quantities of integrated circuits with these characteristics using CMP machines. To date, the Company's products have been used primarily in the manufacture of advanced semiconductor logic and memory devices.

     IPEC Clean's revenue prior to its acquisition primarily consisted of chemical reprocessing systems and related products which were sold to a small number of leading semiconductor manufacturers. IPEC Clean's future results depend largely upon broader acceptance of its chemical reprocessing systems, upon acceptance of the Company as a provider of chemical distribution systems, and upon successful integration of IPEC Clean's cleaners with the Company's CMP products. Similarly, IPEC Precision's products are based on technologies which have not been adopted by the semiconductor manufacturing industry, and there can be no assurance that customers will accept these products, or that these products can be sold profitably or in volume.

     The Company May Need to Raise Capital on Unfavorable Terms. The Company believes that its cash and cash equivalents are sufficient to support its operation through calendar 1997. However, the Company's operations may require additional capital before that time. There can be no assurance that such additional financing will be available when needed or, if available, will be on satisfactory terms. In order to raise capital, the Company may issue debt or equity securities senior to the outstanding Common Stock, and may incur substantial dilution. The Company may also consider selling assets. The failure to obtain additional financing when needed on satisfactory terms would also hinder the Company's ability to make continued capital investments.

     The Company Would be Adversely Affected if Suppliers Could Not Deliver Goods and Services. The Company relies on a limited number of independent manufacturers to provide certain components in assemblies made to the Company's specifications and use in the Company's products. In the event that the Company's subcontractors were to experience financial, operational, production or quality assurance difficulties that resulted in the reduction or interruption of supply to the Company, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the Company purchases certain key components from qualified vendors for which alternative qualified sources are not currently available. Any prolonged inability to obtain adequate amounts of qualified components would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company Depends on Proprietary Technology and Preparation is Uncertain. The Company's success depends in significant part on the proprietary nature of its technology. Patents issued to the Company may not provide the Company with meaningful advantages. Patents issued to the Company may be challenged. The two initial patents relating to the Company's single wafer planarization system products are scheduled to expire in 1997. In 1993, the technology covered by these patents currently forming the basis of the CMP process and used in the Company's primary products was licensed on a royalty-free basis to a competitor pursuant to a settlement arrangement in which the Company also incurred settlement obligations aggregating $1.4 million, of which $150,000 remained outstanding at September 30, 1996. The Company currently has no patents with respect to its acid reprocessing technology outside the United States. To the extent that a competitor of the Company is able to reproduce or otherwise capitalize on the Company's technology prior to the issuance of a patent, it may be difficult or impossible for the Company to obtain necessary intellectual property protection in the United States or other countries where such competitor conducts its operations. Moreover, the laws of foreign countries may not protect the Company's intellectual property to the same extent as do the laws of the United States.

     The Company also relies on trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees and other parties. These agreements may be breached. The Company may not have adequate remedies for any breach. The Company's trade secrets may become known to or independently developed by others.

     The Company Is Subject to Infringement Claims. In the future the Company may receive notice of claims of infringement of other parties' proprietary rights. If any Company equipment is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the equipment in the applicable country. The Company may seek to obtain a license of such third party's intellectual property rights, which may not be available under
reasonable terms or at all.   Expensive and time-consuming litigation  may be
necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of proprietary rights of others.

     The Company Has Significant License Agreements. The Company also has entered into significant agreements that provide for the escrow, licensing and royalty payment of the Company's technology to various third parties. The Company manufactures the AvantGAARD 676 under a license from a volume manufacturer of advanced microprocessors. The Company has escrowed technical data sufficient to permit such manufacturer to manufacture the Company's AvantGAARD 676, for release if the Company does not meet certain criteria regarding product or spare part delivery schedules to the manufacturer. If the data is released from escrow, the manufacturer could manufacture the AvantGAARD 676 or have the AvantGAARD 676 manufactured by others for its use. The escrow terminates in October 1998.

     The Company Is exposed to Product Liability and Environmental Regulations. The nature of the Company's business exposes it to product liability claims, as well as the risk that harmful substances will escape into the workplace and the environment and cause damage or injuries. For example, in June 1995 and again in July 1996, an acid reprocessor malfunctioned and caused sulfuric acid to escape from its quartz cylinder container. In these instances no acid escaped from the compartment containing the quartz cylinder and no damage to the manufacturing facility resulted. The Company's products could malfunction in the future and damage a customer's facilities. The Company and its customers are subject to stringent federal, state and local regulations governing the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in their manufacturing operations. Current or future regulations could require the Company or its customers to make substantial expenditures for preventive or remedial action, reduction of chemical exposure or waste treatment or disposal. To the extent that the Company's strategy to provide integrated on-site wet chemical management services to its customers is successful, the Company faces increased risks with respect to environmental and occupational health and safety liabilities.

     The Company Depends on its Personnel. The Company's future success is dependent upon its ability to attract and retain qualified management, technical, sales and support personnel. The competition for such personnel is intense. The loss of certain key people or the Company's inability to attract and retain new key employees could have a material adverse effect on the Company's business, financial condition and results of operations. During July and October 1996, the Company effected reductions in its work force to reduce its expenses and may do so in the future. Repeated layoffs could adversely affect the retention of employees, and could adversely affect the Company's ability to hire new personnel if industry conditions improve and the Company's volume of production increases. Personnel terminations at IPEC Precision include technical personnel, who could be difficult to replace if IPEC Precision successfully markets its products and requires additional engineering staff to support customers.

     Certain Anti-Takeover Provisions May Discourage Changes in Control. The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without further vote or action by its stockholders. The voting power held by the Company's officers and directors may give those individuals substantial influence over any corporate action submitted to the Company's shareholders. Pursuant to Delaware corporate law, the approval of the outstanding Preferred Stock may be required for certain corporate actions. Any series of Preferred Stock which the Company may issue in the future would participate in these class voting rights and may have additional independent rights to approve certain actions. The Company is subject to Section 203 of the Delaware General Corporate Law. The voting power held by officers and directors, outstanding rights to elect members of the Company's Board of

Directors, the voting rights of outstanding Preferred Stock and Preferred Stock which may be issued in the future and the application of Delaware General Corporate Law Section 203 could discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of Common Stock who are not officers and directors might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests. See "Description of Capital Stock -- Anti-Takeover Effects."


     Stock Price is Volatile. The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of the Company or of other companies in the semiconductor industry, or in the markets served by the Company, or announcements by the Company or its competitors regarding new product introductions. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks in particular and that have often been unrelated or disproportionate to the operating performance of these companies. These factors may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

     This Prospectus relates to the Shares being offered and sold for the account of the Selling Stockholder. The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the expenses incident to their registration other than underwriters' discounts, commissions or stock transfer taxes relating to the Shares. See "Plan of Distribution."


                              SELLING STOCKHOLDER

     The Shares are being offered for the account of the Selling Stockholder. The Selling Stockholder acquired beneficial ownership of the Shares by exercising warrants (the "Warrants") issued to the Selling Stockholder pursuant to a Warrant Purchase Agreement dated October 4, 1996 between the Company and the Selling Stockholder (the "Warrant Agreement"). Prior to the effective date of this Prospectus, the Selling Stockholder did not own any shares of the Common Stock, but owned currently exercisable Warrants to purchase up to 150,000 shares of Common Stock. All Shares were issued to the Selling Stockholder upon the exercise of the Warrants. Under the terms of the Warrant Agreement, subject to certain conditions and limitations, the Company may issue to the Selling Stockholder Warrants to purchase up to 100,000 shares of Common Stock in addition to the Warrants to purchase 150,000 shares of Common Stock currently held by the Selling Stockholder.

                             PLAN OF DISTRIBUTION

     The Shares may be distributed from time to time by the Selling Stockholder. The Selling Stockholder will act independently of the Company in making decisions with respect to its sales of the Shares.

     The Selling Stockholder may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve block transactions) on Nasdaq, privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales.

     The Selling Stockholder and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholder and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

     The Company has filed a Registration Statement in which this Prospectus is included for the purposes of permitting the Selling Stockholder to make resales of the Shares. Such resale may commence at the time such Registration Statement is declared effective by the Commission and continue for as long as such Registration Statement remains in effect.

     Notwithstanding the foregoing paragraph, if the Company provides to the Selling Stockholder a certificate signed by the President or Chief Financial Officer of the Company stating that, in good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for the Selling Stockholder to sell the Shares under the Registration Statement during any 60 day period (the "Blackout Period") designated by the Company, then the Selling Stockholder must not sell any of the Shares during the Blackout Period.

     In addition, under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

     The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the expenses incident to their registration other than underwriters' discounts, commissions or stock transfer taxes relating to the Shares.

                         DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, 3,500,000 shares of Class A Common Stock, and 2,000,000 shares of Preferred Stock of which 21,478, 21,478 and 21,478 shares have been designated Series B-1, B-2 and B-3 Preferred Stock, respectively.

COMMON STOCK AND CLASS A COMMON STOCK

     The rights of the holders of the Common Stock and the Class A Common Stock are essentially identical, except that: (i) the holders of the Common Stock are entitled to one vote per share, and holders of Class A Common Stock are entitled to four votes per share with respect to all matters on which holders of the Company's Common Stock are entitled to vote, (ii) if stock dividends, splits, distributions, reverse splits, combinations, reclassification of shares, or other recapitalizations (collectively, "recapitalizations") are declared or effected, such recapitalizations shall be effected in a like manner with respect to the Common Stock and the Class A Common Stock except that payments in shares of capital stock shall be paid in Common Stock with respect to Common Stock and Class A Common Stock with respect to Class A Common Stock, and (iii) shares of Class A Common Stock are convertible into Common Stock at the option of the holder at any time on a share-for-share basis.

     Shares of Class A Common Stock are automatically converted into shares of Common Stock upon their transfer to any person other than the following transferees (the "Permitted Transferees"): (a) the spouse, lineal descendants or adopted children ("Family Members"); (b) a trust for the sole benefit of Family Members; (c) a partnership or a corporation wholly owned by Class A Common Stockholders and their Family Members; and (d) any other Class A Common Stockholder. Class A Common Stock held by a partnership or a corporation may be transferred to its partners or stockholders existing at the time a transferor acquired its Class A Common Stock or if such Partner or stockholder is a Permitted Transferee. There is no trading market for the Class A Common Stock.

     Subject to the preferences of the Preferred Stock, holders of the Common Stock and Class A Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Common Stock and Class A Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions for the benefit of the Common Stock or Class A Common Stock in the Company's Certificate of Incorporation.

PREFERRED STOCK

     The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock.

     The holders of the Series B-1, B-2 and B-3 Preferred Stock have no voting rights except as required by law or in connection with an amendment of the Certificate of Incorporation of the Company which may adversely effect their preferences, rights, powers or privileges. The holders of the Series B-1, B-2 and B-3 Preferred Stock are entitled to an annual cumulative dividend of $5.59 per share, accruing from September 3, 1993, payable on each December 31 and June 30, beginning on June 30, 1994, June 30, 1995 and June 30, 1996 for the Series B-1, B-2 and B-3 Preferred, respectively. Upon the dissolution or liquidation of the Company, the holder of each share of Series B-1, B-2 and B-3 Preferred Stock shall be entitled to payment of $93.12 before the holders of the Common Stock or Class A Common Stock (or any other series of Preferred Stock which is junior to the Series B Preferred Stock on dissolution or liquidation) receive any payment. Each share of Series B-1 and B-2 Preferred Stock is convertible into 12.54 and 11.41 shares of Common Stock, respectively. Each share of Series B-3 Preferred Stock is convertible into 15 shares of

Common Stock. The conversion rate on the Series B Preferred Stock would be adjusted in the event of a stock dividend, stock split, combination or reclassification of the Common Stock. The Series B Preferred Stock has certain anti-dilution rights upon certain issuances of rights or warrants and distributions of indebtedness on the Common Stock. The Series B-1, B-2 and B-3 Preferred Stock is not subject to redemption.

ANTI-TAKEOVER EFFECTS

     The existence of the Class A Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the Class A Common Stockholders. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination may be compelled to consult first with the Class A Common Stockholders in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the Class A Common Stockholders, and if stockholder approval were required, the approval of the Class A Common Stockholders may be necessary before any such business combination could be consummated.

     The Board of Directors has the authority without stockholder approval to issue an additional 1.6 million shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock or the likelihood that such holders will receive a dividend payment or payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company or the removal of management. The Company has no present plan to issue any shares of Preferred Stock.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporate Law; an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within a three year period, did own) 15% or more of a corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050.


                                 EXPERTS

     The consolidated financial statements of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1996 and for the year then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1995 and for the two year period then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.......   $    472.00
Nasdaq Additional Listing Fee.............................      3,000.00
Accounting fees and expenses..............................      6,000.00
Legal fees and expenses...................................     15,000.00
Miscellaneous.............................................      5,000.00
                                                              ----------
       Total..............................................    $29,472.00
                                                              ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Certificate of Incorporation, as amended, and the Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Corporation law. In addition, the Company has entered into Indemnification Agreements with its officers and directors. The Company also currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                                   EXHIBIT TITLE
------                                   -------------
  4.1            Certificate of Incorporation, as amended. Incorporated by
                 reference to Exhibit 3.1 to the Company's Annual Report on Form
                 10-KSB for the fiscal year ended June 30, 1993 (File No. 0-
                 20470) (the "1993 Form 10-KSB").

  4.2            Amendment of Certificate of Incorporation, effective December
                 16, 1993. Incorporated by reference to Exhibit 3.2 to Amendment
                 No. 1, filed on December 30, 1993 ("SB-2 Amendment No. 1") to the Registrant's Registration Statement on Form SB-2
                 (Registration No. 33-70962) (the "SB-2 Registration
                 Statement").

  4.3 By-Laws, as amended. Incorporated by reference to Exhibit 3.3 to SB-2 Amendment No. 1.

EXHIBIT
NUMBER                                   EXHIBIT TITLE
------                                   -------------
  4.4            Warrant Purchase Agreement, dated as of October 4, 1996,
                 between the Company and Intel Corporation. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on
                 Form 10-Q filed on November 14, 1996 for the quarter ended
                 September 30, 1996.

  4.5 Subscription Agreement, dated as of December 12, 1996, between the Company and Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K for reporting date December 16, 1996 and filed on December 30, 1996.

  4.6 Warrant Certificate, dated as of December 16, 1996, issued by the Company to Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K for reporting date December 16, 1996 and filed on December 30, 1996.

  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding the legality of the securities registered. Incorporated by Reference to Exhibit 5.1 to the Registration Statement on
                 Form S-3 (No. 333-16287) filed on November 18, 1996.

 23.1*           Consent of KPMG Peat Marwick LLP.

 23.2*           Consent of Richard A. Eisner & Company, LLP.

 23.3            Consent of Wilson Sonsini Goodrich & Rosati,
                 P.C. (included in Exhibit 5.1 above)

 24.1 Powers of Attorney. Incorporated by Reference to Exhibit 24.1 to the Registration Statement on Form S-3 (No. 333-16287) filed on November 18,
                 1996.

-----------------------
  * Filed herewith

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, as amended; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (1)(i) and (1)(ii) above do not apply if the
           -----------------
information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized:

                                 INTEGRATED PROCESS EQUIPMENT CORP.
                                 a Delaware Corporation

                                 By:   /s/ JOHN S. HODGSON
                                      -----------------------------------------
                                       John S. Hodgson
                                       Vice President, Chief Financial Officer,
                                       Treasurer and Secretary (Principal
                                       Financial and Accounting Officer)

                                 Date: January 16, 1997


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                   Title                      Date


/s/ SANJEEVE R. CHITRE*         Chairman of the Board and        January 16, 1997
-----------------------------   Chief Executive Officer
Sanjeev R. Chitre               (Principal Executive Officer)

/s/ JOHN S. HODGSON             Vice President, Chief            January 16, 1997
-----------------------------   Financial Officer, Treasurer
John S. Hodgson                 and Secretary (Principal
                                Financial and Accounting
                                Officer)

/s/ HAROLD C. BALDAUF*          Director                         January 16, 1997
-----------------------------
Harold C. Baldauf

                                Director                         January __, 1997
-----------------------------
Roger D. Emerick

                                Director                         January __, 1997
-----------------------------
William J. Freschi

/s/ KENNETH LEVY*               Director                         January 16, 1997
-----------------------------
Kenneth Levy

/s/ ROGER D. McDANIEL*          Director                         January 16, 1997
-----------------------------
Roger D. McDaniel

*By: /s/ JOHN S. HODGSON
     ------------------------
     John S. Hodgson
     Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                               EXHIBIT TITLE
--------                              -------------
   4.1         Certificate of Incorporation, as amended. Incorporated by
               reference to Exhibit 3.1 to the Company's Annual Report on Form
               10-KSB for the fiscal year ended June 30, 1993 (File No. 0-20470)
               (the "1993 Form 10-KSB").

   4.2         Amendment of Certificate of Incorporation, effective December 16,
               1993. Incorporated by reference to Exhibit 3.2 to Amendment No.
               1, filed on December 30, 1993 ("SB-2 Amendment No. 1") to the
               Registrant's Registration Statement on Form SB-2 (Registration
               No. 33-70962) (the "SB-2 Registration Statement").

   4.3 By-Laws, as amended. Incorporated by reference to Exhibit 3.3 to SB-2 Amendment No. 1.

   4.4 Warrant Purchase Agreement, dated as of October 4, 1996, between the Company and Intel Corporation. Incorporated by reference to
               Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 14, 1996 for the quarter ended September 30, 1996.

   4.5 Subscription Agreement, dated as of December 12, 1996, between the Company and Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form
               8-K for reporting date December 16, 1996 and filed on December
               30, 1996.

   4.6 Warrant Certificate, dated as of December 16, 1996, issued by the Company to Fletcher International Limited. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form
               8-K for reporting date December 16, 1996 and filed on December
               30, 1996.

   5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding the legality of the securities registered. Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form
               S-3 (333-16287) filed on November 18, 1996.

  23.1*        Consent of KPMG Peat Marwick LLP.

  23.2*        Consent of Richard A. Eisner & Company, LLP.

  23.3         Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in
               Exhibit 5.1 above)

  24.1 Powers of Attorney. Incorporated by Reference to Exhibit 24.1 to the Registration Statement on Form S-3 (No. 333-16287) filed on
               November 18, 1996.

-----------------
*  Filed herewith